Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2011 RESULTS

Dallas, Texas, February 1, 2012 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2011 results: Revenues in the fourth quarter 2011 increased $4.3 million, or 14.8%, to $33.5 million from $29.2 million in the comparable 2010 quarter. Revenues from the Company’s lime and limestone operations in the fourth quarter 2011 increased $3.4 million, or 12.5%, to $30.5 million from $27.1 million in the comparable 2010 quarter, while revenues from its natural gas interests increased $927 thousand, or 44.0%, to $3.0 million in the fourth quarter 2011 from $2.1million in the comparable 2010 quarter. For full-year 2011, revenues increased to $142.6 million from $132.6 million in 2010, an increase of $10.0 million, or 7.5%. Revenues from the Company’s lime and limestone operations in 2011 increased $4.5 million, or 3.6%, to $129.7 million from $125.2 million in 2010, while revenues from the Company’s natural gas interests in 2011 increased $5.5 million, or 73.4%, to $12.9 million from $7.4 million in 2010. The increase in lime and limestone revenues in the 2011 periods, compared to last year’s comparable periods, primarily resulted from increased sales volumes of the Company’s lime products to its customers, principally steel and highway construction customers.

Production volumes from the Company’s natural gas interests for the fourth quarter 2011 totaled 381 thousand MCF, sold at an average price of $7.95 per MCF, compared to 265 thousand MCF, sold at an average price of $7.93 per MCF, in the comparable 2010 quarter. Production volumes for full-year 2011 from natural gas interests totaled 1.6 BCF, sold at an average price of $8.27 per MCF, compared to 2010 when 951 thousand MCF was produced and sold at an average price of $7.78 per MCF. Average price per MCF improved in the 2011 periods compared to the comparable 2010 periods primarily because of increased prices for natural gas liquids contained in the Company’s natural gas, which is attributable to the increase in the price of crude oil over the same periods, partially offset by lower prices for natural gas. In the 2011 periods, the increase in production volumes resulted from seven new wells completed during the second half 2010 and three new wells completed at the end of June 2011, partially offset by the normal declines in production rates on existing wells.

The Company reported net income of $4.5 million ($0.72 per share diluted) in the fourth quarter 2011, compared to $3.2 million ($0.49 per share diluted) in the fourth quarter 2010, an increase of $1.3 million, or 42.5%. For full-year 2011, the Company’s net income increased by $4.1 million, or 23.0%, to $22.2 million ($3.49 per share diluted), from net income of $18.0 million ($2.81 per share diluted) in 2010.

The Company’s gross profit was $9.0 million in the fourth quarter 2011, compared to $7.1 million in the comparable 2010 quarter, an increase of $1.9 million, or 26.8%. For full-year 2011, gross profit was $41.3 million, compared to $36.0 million in 2010, an increase of $5.3 million, or 14.7%. Included in gross profit in the fourth quarter and full-year 2011 were $6.7 million and $32.1 million, respectively, from the Company’s lime and limestone operations, compared to $6.1 million and $31.2 million, respectively, in the comparable 2010 periods. The improvements in gross profit for the Company’s lime and limestone operations in the 2011 periods compared to the comparable 2010 periods resulted primarily from the increases in revenues discussed above.

Gross profit from the Company’s natural gas interests increased $1.3 million to $2.3 million for the fourth quarter 2011 from $1.0 million in the comparable 2010 period, and increased $4.4 million for full-year 2011 to $9.2 million, compared to $4.8 million for full-year 2010. No new wells are currently being drilled. The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

“We are pleased with the results from our lime and limestone operations in 2011 despite the continuing economic uncertainty, but continue to look for ways to manage our costs and increase our efficiencies. We are experiencing higher solid fuel costs and, at the same time, facing challenges in increasing prices for our lime and limestone products,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “Although natural gas prices have been falling, we still had a significant increase in gross profit from our natural gas interests in 2011, compared to 2010, due to production from new wells and increased prices for the natural gas liquids contained in our gas.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
INCOME STATEMENTS
Revenues
Lime and limestone operations	$30,462	$27,079	$129,704	$125,169
Natural gas interests	3,032	2,105	12,878	7,425
Total	$33,494	$29,184	$142,582	$132,594
Gross profit
Lime and limestone operations	$6,696	$6,073	$32,142	$31,209
Natural gas interests	2,302	1,024	9,207	4,832
Total	$8,998	$7,097	$41,349	$36,041
Operating profit	$6,715	$4,909	$32,503	$27,665
Interest expense	597	688	2,495	2,715
Other income, net	(23)	(48)	(136)	(108)
Income tax expense	1,626	1,100	7,958	7,018
Net income	$4,515	$3,169	$22,186	$18,040
Income per share of common stock:
Basic	$0.73	$0.50	$3.50	$2.82
Diluted	$0.72	$0.49	$3.49	$2.81
Weighted-average shares outstanding:
Basic	6,224	6,403	6,344	6,401
Diluted	6,247	6,419	6,362	6,418

	December 31,	December 31,
	2011	2010
BALANCE SHEETS
Assets:
Current assets	$80,938	$61,887
Property, plant and equipment, net	121,318	126,237
Other assets, net	302	374
Total assets	$202,558	$188,498
Liabilities and Stockholders’ Equity:
Current liabilities	$16,018	$15,711
Debt, excluding current installments	26,667	31,666
Deferred tax liabilities, net	12,497	8,933
Other liabilities	4,363	3,894
Stockholders’ equity	143,013	128,294
Total liabilities and stockholders’ equity	$202,558	$188,498

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